                                                                    EXHIBIT 10.5


- THE MATERIAL DENOTED BY THE SYMBOL "**" AS "HAS BEEN OMITTED PURSUANT TO A "CONFIDENTIAL TREATMENT" REQUEST FILED WITH THE COMMISSION.

    THIS AGREEMENT IS MADE AS OF THIS 25TH DAY OF JANUARY, 2000.

    BETWEEN: TELEMEDIA RADIO INC., a corporation duly incorporated under the laws of Canada and having a place of business at 40 Holly Street, Toronto, Province of Ontario, M4S 3C3,

                    (hereinafter referred to as "Telemedia");

    AND: PLANET TODAY INC., a corporation a corporation duly incorporated under the laws of Canada and having a place of business at 1091 Gorham, Newmarket, Province of Ontario, L37 7V1,

                     (hereinafter referred to as "Planet").

    WHEREAS Telemedia is the owner of the radio stations CIQM-FM, CJBK-AM and CJBX-FM in London and CIGM-FM, CJRQ-FM and CJMX-FM in Sudbury, hereinafter referred collectively to as the "Stations";

    WHEREAS Planet implements, operates and distributes on-line information, communications and transactions services including network of local area webs (LAWs) to facilitate the needs of consumers living in local communities;

    WHEREAS Planet has agreed to undertake the launch and the operation of LAWs in the cities of London and Sudbury;

    WHEREAS Planet is desirous of producing and executing with Telemedia a marketing campaign to promote the LAWs on the Stations;

    NOW, THEREFORE, this Agreement witnesses that in consideration of the foregoing and of the covenants and agreements herein contained, the parties hereto agree as follows:

    ARTICLE 1. DEFINITIONS

    In this agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings ascribed to them as follows:

    1.1      "CITIES" means the local communities of London and Sudbury.

    1.2 "EXPENSES" means all direct out-of-pocket costs incurred by Planet for the preparation, production, operation, hosting, and advertising of the LAWs, as detailed under Schedule "A". For greater certainty, "Expenses" does not include indirect overhead costs, rental costs for Planet's premises, the Tax on Goods and Services applicable thereon and any other similar taxes that are payable on goods and services.

    1.3 "CENTRALIZED CONTENT" means, but is not limited to, Kickstart Content, on-line affiliate products and services, national advertising and brander's content, locally relevant content from national sources (i.e. news events, chapter of national organizations...) for display and distribution on the LAWs.

    1.4 "KICKSTART CONTENT" means all local content for display and distribution on the LAWs as referred to under Section 1.6 that is available on the web as of the date of signature of this Agreement.

    1.5 "LAWs" means one community-based intranet with electronic commerce capabilities in each of the Cities. LAWs reside on IBM's Global Network and are monitored seven (7) days a week.

    1.6 "LOCAL CONTENT" means, but is not limited to, local community groups and associations (i.e. schedules, statistics, registrations), local business and advertisement, local institutions and revues such as schools, theatres, local branch information services as related to national branders, local events for display and distribution of the LAWs.

    1.7 "REVENUE" means all revenues generated by the LAWs including but not limited to subscriptions based-fees for access to LAWs, advertising revenues, sponsorship, branding, affiliate programs, any revenue received by Planet for the products offered, sold or licensed through LAWs, buyers clubs, group discount plans, and other interactive activities. For greater certainty, "Revenue" does not include GST or PST or any other taxes collected by Planet and bad debts.

    1.8 "NET PROFIT" means the positive difference between the Revenue and the Expenses.

    1.9 "STATIONS" means the radio stations CIQM-FM, CJBK-AM and CJBX-FM in London and CIGM-FM, CJRQ-FM and CJMX-FM in Sudbury,

    1.10 "TERM" means a term of two (2) years commencing on the day following the Trial Period, unless sooner terminated in accordance with the provisions of this Agreement.

    1.11 "TRIAL PERIOD" means the time commencing on the date first written above and terminating on January 31st, 2001.

    ARTICLE 2. SERVICES DESCRIPTION

    The services to be provided by the parties for the pre-launch, launch and post launch of the LAWs shall include the following services and elements to be provided by the party (parties) designated prior to the closing dates indicated below:

    2.1      PRE-LAUNCH (FROM DATE FIRST WRITTEN ABOVE TO FEBRUARY 1ST, 2000)

             2.1.1 Planet shall meet with the General Manager of each Station to review the rollout plan.

             2.1.2 Telemedia shall provide Planet at no charge to Planet in each Station with office spaces, telephones, computer equipment and office supplies for the persons indicated under 2.2.2.

             2.1.3 Planet creative team shall collect material to develop the Centralized Content.

             2.1.4 Planet shall present the Centralized Content and will meet with Telemedia advertisement creative team to develop a marketing campaign to promote the LAWs.


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                                                                          Page 3

             2.1.5 Planet's community leader shall solicit local associations and collect material to develop the Local Content.

             2.1.6 Telemedia shall develop and produce the creative on the Stations "coming soon" type advertisement for the LAWs, in accordance with Article 5.

             2.1.7 Telemedia shall broadcast on the Stations "coming soon" type advertisement for the LAWs, in accordance with
                      Article 5.

    2.2      LAUNCH (FROM FEBRUARY 2ND, 2000, TO MARCH 31ST, 2000)

             2.2.1 Planet shall provide space for at least one advertisement for the Stations on the LAWs in its advertising banner sections at no charge for Telemedia. The composition and placement of the advertisement shall be agreed by Telemedia and the duration shall be for the duration of the Trial Period and the Term.

             2.2.2 Planet shall retain the services in each City of a regional and community leader and train such persons to develop the LAWs.

             2.2.3 Planet shall place a button for each Station on the LAWs to link to Telemedia's web sites.

             2.2.4    Planet shall officially launch the LAWs.

             2.2.5 Telemedia shall develop & produce the creative for launch advertisement in accordance with Article 5.

             2.2.6 Telemedia shall broadcast launch advertisement in accordance with Article 5.

             2.2.7 Planet's community leader shall continue to solicit local associations and collect material to develop the Local Content.

    2.3      POST-LAUNCH (FROM APRIL 1ST, 2000, TO JANUARY 31ST, 2001)

             2.3.1 Telemedia shall develop and produce the creative for follow-ups awareness of the marketing campaign in accordance with Article 5.

             2.3.2 Telemedia shall broadcast follow-ups awareness of the marketing campaign in accordance with Article 5.

             2.3.3 Planet shall retain the services in each City of business managers and train such persons for the LAWs.

             2.3.4 The business managers shall solicit its businesses for advertisement space and electronic commerce on the LAWs.

             2.3.5 Planet's community leader shall continue to solicit local associations and collect material to develop the Local Content.

                                                                         Page 4
    ARTICLE 3. SITE COSTS

    3.1 COSTS. Planet hereby covenants and agrees to assume all Expenses for the development, operating and other costs of the LAWs during the Trial Period and the Term, save and except for the promotion of the LAWs on the Stations by Telemedia as provided under Article 5. Planet shall also be responsible of any loss that may result from the LAWs in the Cities.

    ARTICLE 4. CONTENT LIABILITY

    4.1 CONTENT. Planet shall be responsible and control all content on the LAWs and is solely responsible for licensing and copyright of all material to ensure internet broadcast rights.

    ARTICLE 5. PROMOTION

    5.1 COMMERCIAL. Telemedia agrees to provide commercial airtime on the Stations for a total value equal to the amount of the Expenses.

    5.2 PURPOSE. The commercial ads shall be aired to promote the pre-launch, the launch and the post-launch of the LAWs in the Cities in accordance with the broadcast plan under Schedule B and to the Stations' availability. In the event of unavailability, Telemedia shall have the right to modify the broadcast plan.

    5.3 COSTS. All costs incurred for the creative development, production and broadcasting of the commercial ads shall be assumed by Telemedia.

    5.4 RULES. All scripts, recordings and instructions submitted to Telemedia by Planet regarding the broadcasting of the commercial ads shall be in accordance with the Commercial codes governing broadcasting and any laws or by-laws in force at the time of broadcasting. The responsibility of Telemedia is limited to the broadcasting of said commercial ads.

    5.5 NO BROADCAST. Telemedia can refuse to broadcast any commercial ads which is not in accordance with commercial codes governing broadcasting or any law or by-laws in force at the time of broadcasting.

    5.6 AFFIDAVITS. Telemedia shall provide Planet with affidavits on a monthly basis confirming the date and the time of broadcast of the commercial ads to promote the LAWs in the Cities in the previous month.

    ARTICLE 6. TRADE-MARKS

    6.1 INTELLECTUAL RIGHTS. Save and except as may be required by the parties in order to perform their obligations thereunder, neither party may use in any form whatsoever the trade names or trade-marks of the other party without the prior consent of the party whose trade names or trade-marks are to be used.

    ARTICLE 7. COMPENSATION

    7.1 REVENUES. In consideration of the wares and services provided by Telemedia under this agreement, Planet shall pay Telemedia fifty percent (50 %) of all Net Profits.
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                                                                          Page 5

7.2 RATE CARDS. The rate card for all sources of revenues shall be approved by both parties.

7.3 CALCULATION. To calculate the Net Profits, Planet will prepare and submit a detailed statement of Revenue and Expenses (the "Financial Statement") for the term of the Trial Period and shall provide the same to Telemedia within 30 days following the expiry of the Trial Period together with a cheque for Telemedia's 50% share of the Net Profits (if any). Thereafter, Planet shall prepare and submit the Financial Statements half yearly and forward them to Telemedia within 30 days following the expiry of each half year period together with payment for Telemedia's 50% share of the Net Profits.

7.4 NO WITHHOLDING OR SET-OFF. Planet shall not withhold any amount that is due and owing to Telemedia pursuant to this Agreement either on the basis that it disputes some issue in respect of this Agreement.

7.5 STATEMENTS. The Financial Statement provided for under article 7.3 shall show the Revenue, the bad debts, the outstanding accounts receivable, the Expenses, and any other information, which may reasonably be requested by Telemedia. Such information shall be provided on a half yearly basis and on a cumulative basis. The said statement shall be submitted to Telemedia within thirty (30) days after the end of the half year period.

7.6 AUDIT. Planet shall keep at its principal place of business full, accurate and complete records and books of account relating to this Agreement for the accurate determination of payments to be made pursuant to this Agreement. All records necessary for the determination of payments shall be open at all reasonable times during the Trial Period and the Term for examination and audit by Telemedia or duly authorized independent chartered accountants designated by it. Telemedia and the chartered accountants shall be entitled to examine and audit all records, books, and statements; to examine and to investigate generally all business transactions carried on by Planet relating to this Agreement.

7.7 DEFICIENCY. If, as a result of an examination, audit or inspection of Planet's records that is conducted or has been conducted by Telemedia or an independent chartered accountant designated by it, it is determined that there are unreported amounts payable to Telemedia, such amounts shall be deemed to have been payable when due and Planet shall immediately pay to Telemedia such amounts and any interest due thereon in accordance with the provisions of this Article 7. In addition, if the unreported payment exceeds five thousand dollars ($5,000.00) or more, Planet shall reimburse Telemedia for its out-of-pocket expenses in conducting such examination, inspection or audit, as well as any accounting fees and disbursements incurred by Telemedia in connection therewith.

7.8 MISTAKES. The receipt or acceptance by Telemedia of any of the statements furnished or any amounts paid or the cashing of any cheques pursuant to this Agreement shall not preclude Telemedia from questioning the correctness, authenticity or veracity thereof at any time. In the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payment shall immediately be made to Telemedia together with the interest due thereon.



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                                                                          Page 6

ARTICLE 8 TRIAL

8.1 TEST. The parties hereto covenant and agree that the initial duration of this Agreement is limited to the Trial Period. During the Trial Period, the parties shall meet on a quarterly basis to review progress of this Agreement.

8.2 RENEWAL. Fifteen (15) days prior to the end of the Trial Period, Telemedia shall have the right to renew this Agreement for the Term, at the same terms and conditions, except as provided for under Article 8. 3, by sending a notice to such effect to Planet. Planet shall agree to such renewal, unless the Financial Statements for the Trial Period show a loss.

8.3 ONGOING PROMOTION. Should Telemedia exercise its option to renew, Telemedia shall agree to continue the promotion of the LAWs in the Cities by providing commercial airtime on the Stations for a total value equal to the expenses to be incurred by Planet for the LAWs in the Cities during the Term. The value of such expenses and the broadcast plan of the commercial airtime shall be mutually agreed by the parties thirty (30) days prior to the end of the Trial Period.

ARTICLE 9. INSURANCE AND INDEMNIFICATION

9.1 INDEMNITY BY PLANET. Planet shall indemnify and save harmless Telemedia and its affiliated and related corporations and the officers, directors, employees and agents thereof (collectively, the "Telemedia Indemnified parties") against any and all liabilities, costs, expenses, damages, losses, claims, including reasonable fees and expenses of legal counsel and expenses and costs of litigation, directly or indirectly, resulting from, related to or arising out of the use or the inability to use the LAWs, or that could be instituted against Telemedia or any of the Stations concerning the broadcasting or the content of the commercial ads mentioned under Article 7, or arising, directly or indirectly, from the wares advertised by Planet on the Stations or on the LAWs, or as a result of the breach of this Agreement by Planet or Planet's negligence or failure to act including, without limiting the generality of the foregoing, all claims made by any person for damages or loss of profits or a violation of intellectual property rights.

9.2 INSURANCE. Planet shall procure and maintain in full force and effect throughout the Trial Period and the Term at its sole cost, comprehensive public and product liability insurance of not less than one million dollars ($1,000,000) per single occurrence and not less than two million dollars ($2,000,000) in the annual aggregate for events which may result in a dispute, claim, legal investigation or proceeding in respect of the activities of any or all of Telemedia and Planet relating to the liabilities mentioned in Article 4. Such insurance policy or polices shall not have a deductible of more than ten thousand dollars ($10,000). Such insurance policy or policies shall be written by responsible and recognized insurers qualified to do business in Canada, shall name Telemedia as an additional named insured, shall provide that Telemedia receive thirty (30) days written notice prior to termination, expiration or cancellation of the policy or policies or any material change thereto.

9.3 CLAIMS. Each party shall report promptly to its insurer and to the others all disputes, claims, potential claims and legal investigations and proceedings against any of them with the LAWs.

ARTICLE 10. EXCLUSIVITY AND RIGHT OF FIRST REFUSAL

10.1 OPTION. During the Trial Period and the Term, if the Cities show Net Profits, Planet agrees to permit Telemedia to add two (2) cities to this Agreement, at the same terms and conditions contained herein save and except for the value of the expenses for such two cities, which shall be mutually agreed by the parties.

10.2 EXCLUSIVITY. During the Trial Period and the Term, Planet agrees that it shall not enter into any other agreements for the LAWs in the Cities or the optional two (2) cities mentioned hereinabove for the purposes of sharing revenues as contained herein.

10.3 FIRST REFUSAL. During the Trial Period and the Term, Planet agrees that it shall offer Telemedia the right to conclude any agreement similar as to this Agreement for any LAWs that Planet may desires to launch in any city where Telemedia operates a radio station. The right contained herein is in addition to the right of Telemedia under Article 10.1.

ARTICLE 11. TERMINATION

11.1 TERMINATION. Either party shall have the right to terminate this Agreement immediately on giving notice to the other party if any of the following events occur:

         11.1.1 Either party becomes insolvent or makes an assignment for the benefit of its creditors or makes a proposal to its creditors or attempts to take advantage of any legislation for the relief of bankrupt or insolvent debtor or its declared bankrupt or a petition in bankruptcy is filed against it, or

         11.1.2 Either party fails to fulfil or perform any of its obligations and such default is not remedied within 30 days after the receipt of a notice from the other party requesting that such default be remedied; or

11.2 NOTICE. Either party shall have the right after the expiry of the Trial Period to terminate this Agreement at any time on giving a thirty-day
         (30) prior written notice to the other party.

ARTICLE 12. EFFECT OF TERMINATION

12.1 SURVIVAL. In the event of the termination for any reason whatsoever or expiration of this Agreement, all future and continuing rights and obligations under this Agreement shall terminate, save and except for:

         12.1.1 the obligation of Planet to pay the amounts to Telemedia in accordance with the provisions of this Agreement;

         12.1.2 the right of Telemedia to examine, investigate and audit records of Planet in accordance with the provisions of this Agreement;

         12.1.3 the obligations of Planet to indemnify Telemedia and to insure in accordance with the provisions of this Agreement;

         12.1.4 the rights of either party to enforce any rights accrued against the other and seek remedies for breach of this Agreement,

         which shall survive after the termination or expiration of this Agreement.

ARTICLE 13. FORCE MAJEURE

13.1 No failure or omission in the performance of any obligation hereunder, except the failure to pay any monies required to be paid hereunder, will be deemed a breach of this Agreement or create any liability for damages if such failure arises from any cause beyond the control of either party, provided, however, that the party unable to perform will continue to exercise its best efforts to overcome the disability and find an alternative or substitute for the performance of its obligations.

ARTICLE 14. NOTICE

14.1 Any notice, request, consent or other communication required or desired to be given hereunder shall be in writing and shall be given by prepaid first class mail, by telecopier or other means of electronic communication or by hand delivery and shall be addressed as follows:

          If to Telemedia:                             If to Planet:

          Telemedia Radio Inc.                         Planet Today Inc.
          40 Holly Street                              1091 Gorham
          Toronto, Ontario,                            Newmarket, Ontario
          M4S 3C3                                      L37 7V1

          Facsimile:      (416) 486-2600               Facsimile:       (905) 836-4926
          Telephone:      (416) 482-1429               Telephone:       (905) 836-1800

          Attention:      President                    Attention:       Sinclair Stevens


         Any such notice, if mailed by prepaid first class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the third day after the post marked date thereof, or if sent by telecopier or other means of electronic communication, shall be deemed to have been received on the day following the transmission date, or if delivered by hand, shall be deemed to have been received at the time of delivery to the address noted above. In the event of a postal strike, notices or other communications shall be delivered by hand or sent by telecopier or other means of electronic communication. Any party hereto may change its address for the purpose of this Agreement by giving notice of such a change of address to the other party hereto in the manner provided for herein.

ARTICLE 15. ASSIGNMENT AND SUCCESSION

15.1 ASSIGNMENT BY TELEMEDIA. This Agreement or any interest herein is assignable by Telemedia to any person capable of performing all of its obligations pursuant to this Agreement.

15.2 ASSIGNMENT BY PLANET. This Agreement or any interest herein is personal to Planet and cannot be assigned, transferred, mortgaged or otherwise encumbered by Planet without the prior written consent of Telemedia, such consent not to be unreasonably withheld.

15.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

ARTICLE 16. GENERAL

16.1 PREAMBLE. The preamble hereof shall be deemed to form part of this Agreement for all purposes.

16.2 CURRENCY. All amount payable pursuant to this Agreement shall be paid in Canadian currency.

16.3 INDEPENDENT CONTRACTORS. The relationship between Telemedia and Planet is such that, in its performance of this Agreement, each is an independent contractor. Neither party shall by reason of this Agreement be deemed to be or become a member of a joint venture or a joint enterprise with the other party.

16.4 NO REPRESENTATION. Neither party is constituted or appointed the agent, partner or representative of the other party for any purpose whatsoever. Nothing contained herein shall be deemed or construed as granting to either party any right or authority to assume or to create any obligation or responsibility, express or implied, for or on behalf of the other party or to bind the other party in any way or manner whatsoever, and neither party shall hold itself out as agent of the other party or enter into contracts in the name of the other party or otherwise bind or purport to bind the other party.

16.5 GOVERNING LAW. This Agreement shall be interpreted and construed in accordance with the laws of the Province of Ontario and the law of Canada applicable therein.

16.6 ATTORNMENT TO JURISDICTION. The parties hereto attorn to the jurisdiction of the courts in the Province of Ontario.

16.7 EXTENDED MEANING. In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing persons shall include firms and corporations and vice versa.

16.8 SEVERABILITY. It is the intention of the parties hereto not to violate any public policy, statutory law, regulatory law or common law. If any provision of this Agreement is invalid, unenforceable, in conflict with, or in violation of, the law of the governing jurisdiction or any other relevant jurisdiction, such provision shall be inoperative, the validity of the remaining provisions shall not be affected, and this Agreement shall remain binding upon the parties to the fullest extent permitted by law.

16.9   TIME OF ESSENCE. Time is of the essence of this Agreement.

16.10 WAIVER. The failure on the part of one party to complain of any act or failure to act of the other party or to declare the other party in default shall not constitute a waiver by such party of its rights under this Agreement. No waiver of any rights under this Agreement shall be effective unless in writing and signed by a duly authorized officer of the party purporting to give the same. A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same provision or a waiver of any other provisions of this Agreement.

16.11 NO ELECTION. Resort to any remedy referred to in this Agreement shall not be construed as an election of remedies or a waiver of any other rights and remedies to which a party is or may be entitled at law, in equity or otherwise for violation of any right relating to the Marks or under this Agreement against the party in breach. The rights of termination shall be in addition to, and not in substitution for, any and all rights or remedies available to the non-defaulting party against the defaulting party.

16.12 COUNTERPARTS. This Agreement may be signed in counterparts and each such counterpart shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

16.13 HEADINGS. The insertion of headings is for convenience of reference only and shall not affect the construction or interpretation hereof.

16.l4 ENTIRE AGREEMENT. This Agreement embodies the entire Agreement between the parties hereto with regard to the matters dealt with herein. There are no understandings or agreements, verbal or otherwise, which exist between the parties except as herein expressly set out. No modification to this Agreement shall be effective unless embodied in a written instrument duly executed by the parties hereto.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

PLANET TODAY INC.                                          TELEMEDIA RADIO INC.

/s/ PETER PALIJENKO                                        /s/ CLAUDE BEAUDOIN
--------------------------------------                     ------------------------------------
Per: Peter Palijenko                                       Per: Claude Beaudoin
Title: V.P. Business Strategy of Development               Title: President

                                  SCHEDULE "A"

  Estimated expenses to be incurred by Planet Today for each of the Cities for the Trial Period

1.     Salaries for community leader and business manager, including supervision                $ **

2.     Hosting of site on IBM Global Network, including 7-day 24-hour monitoring                $ **

3.     Kickstart Content creation (2 months of work)                                            $ **

4.     Creation of Telemedia wed pages for each of the Cities in test market (1 month of work)  $ **

5.     Affiliate content charges                                                                $ **

6.     E-commerce development services                                                          $ **
                                                                                                -------
Total estimated cost for each Cities for Trial Period                                           $ **


The parties agree that the Expenses for the Trial Period shall not exceed the amount of $ ** for each of the Cities.

                                  SCHEDULE "B"

                           Preliminary Broadcast Plan

Criteria:

1.     Schedule for term of 52 weeks

       -      High Frequency Launch -- First 4--6 weeks

       - Ongoing Institutional/Maintenance Plan - Balance of 52-week commitment.

2.     For the stations CIQM, CJBK and CJBX in London - Investment Commitment -
       $ **

3.     Creative - To be provided by CIQM, London

4 The commercial ads are scheduled on the best times available but subject to Section 5.2 of this Agreement.




- THE MATERIAL DENOTED BY THE SYMBOL " ** " HAS BEEN OMITTED PURSUANT TO A "CONFIDENTIAL TREATMENT" REQUEST FILED WITH THE COMMISSION.

                               PROPOSED SCHEDULES

PART ONE: LAUNCH Weeks 1 to 4

- 30 spots per week on CIQM, 120 commercials

- 35 spots per week on CJBX, 140 commercials

- 35 spots per week on CJBK, 140 commercials

- CJBK on air interviews with Planet Today (i.e. Peter Palijenko) to talk about plan.

- Total number of occasions: 400

PART TWO: HIGH MAINTENANCE: Weeks 5-13

- 20 spots per week on CIQM, 180 commercials

- 20 spots per week on CJBX, 180 commercials

- 25 spots per week on CJBK, 225 commercials

- Total number of occasions: 585

PART THREE: SITE MAINTENANCE: Weeks 14-52

- 14 spots per week on CIQM, 546 commercials

- 16 spots per week on CJBX, 624 commercials

- 25 spots per week on CJBK, 975 commercials

- Total number of occasions: 2145 commercials

- Plus On-Air interviews!